Exhibit 99.1

SeaStar Medical Reports Second Quarter 2024 Financial Results and Provides a Business Update

DENVER (August 13, 2024) – SeaStarMedical Holding Corporation (Nasdaq: ICU) (“SeaStar Medical” or the “Company”), a commercial-stage medical device company developing proprietary solutions to reduce the consequences of hyperinflammation on vital organs, reports financial results for the three and six months ended June 30, 2024 and provides a business update.

“Our recent commercial, clinical and corporate achievements have significantly strengthened our company and support an active and exciting future,” said Eric Schlorff, SeaStar Medical CEO. “Foremost were our initial commercial sales of QUELIMMUNE™, which has already been used to provide potentially life-saving therapy to two severely ill children in the intensive care unit (ICU) with acute kidney injury (AKI) and sepsis. We are working diligently to qualify a select group of prominent children’s hospitals to extend access to this therapy, with a robust commercial rollout planned for the fourth quarter of this year.

“With our NEUTRALIZE-AKI pivotal clinical trial in adults, we achieved an important win with the granting of reimbursement to cover certain trial expenses for Medicare and Medicaid patients. This Category B coverage is expected to substantially reduce our overall trial costs and accelerate the activation of new trial sites,” he added. “We’ve now enrolled 42 subjects at nine sites, with additional prominent medical centers poised to come on board before the end of September. Our team is focused on completing this trial and providing access to our therapeutic device to adult AKI patients. Further, the U.S. adult AKI patient population is 50 times larger than the pediatric population, representing a multibillion-dollar opportunity for SeaStar Medical.

“Our corporate progress included strengthening our Board with the appointment of three outstanding new directors who bring extensive industry experience to help guide our transition to a commercial organization. We also completed a financing last month, providing much-needed capital to advance our business plan and enabling us to retire nearly all of our outstanding debt,” concluded Mr. Schlorff.

SeaStar Medical provides the following updates on its commercial and development programs, and corporate activities:

Pediatric Acute Kidney Injury

Only about half of the patients in the pediatric ICU with AKI who require kidney replacement therapy (KRT) survive, with those who do survive at heightened risk of long-term, life-threatening conditions such as chronic kidney disease. Pooled analysis from two non-controlled studies, one of which was funded by the FDA Office of Orphan Products Development, showed that children weighing 10 kilograms or more with AKI requiring continuous KRT (CKRT) who were treated with QUELIMMUNE (Selective Cytopheretic Device or SCD-Pediatric) had a 77% survival rate, no dialysis dependency at Day 60 and no device-related serious adverse events or device-related infections.

In February 2024 we received our first U.S. regulatory approval for the QUELIMMUNE device, specifically for children with AKI and sepsis or septic condition weighing 10 kilograms or more who are being treated in the ICU with KRT. QUELIMMUNE was approved under a Humanitarian Device Exemption (HDE) application, having met the applicable criteria with clinical results showing safety and probable clinical benefit to critically ill children with AKI who have few treatment options. The U.S. addressable population of about 4,000 pediatric patients falls within the 8,000-patient HDE criteria.

We are working with our distribution partner to commercialize QUELIMMUNE under Humanitarian Use Device (HUD) requirements. Pediatric patients undergoing treatment with this therapy are expected to require, on average, five to seven QUELIMMUNE units, with the disposable portion of the unit being changed once every 24 hours.

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In July 2024 we announced the first commercial sales of QUELIMMUNE to our U.S. distribution partner, following the finalization of FDA labeling requirements earlier in the month.
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In July 2024 we reported that the first patient had been treated with QUELIMMUNE in a commercial setting, which allowed us to meet the August 20, 2024 FDA deadline to begin patient treatments as designated in the FDA’s approval of QUELIMMUNE.

Adult Acute Kidney Injury

We are conducting the pivotal NEUTRALIZE-AKI(NEUTRophil and Monocyte DeActivation via SeLective CytopheretIc Device - a RandomiZEd Clinical Trial in Acute Kidney Injury) clinical trial to evaluate the safety and effectiveness of the SCD in adults with AKI in the ICU receiving CKRT. The SCD-ADULT device has received FDA Breakthrough Device Designation for this indication, which is awarded to a therapy to treat a serious or life-threatening condition with preliminary clinical evidence indicating it may demonstrate substantial improvement over available therapies on clinically significant endpoints.

The NEUTRALIZE-AKI trial is expected to enroll up to 200 patients at up to 30 U.S. medical centers. The trial’s primary endpoint is a composite of 90-day mortality or dialysis dependency of patients treated with the SCD-ADULT in addition to CKRT as the standard of care, compared with the control group receiving only CKRT standard of care. Secondary endpoints include mortality at 28 days, ICU-free days in the first 28 days, major adverse kidney events at Day 90 and dialysis dependency at one year. The study will also include subgroup analyses to explore the effectiveness of SCD-ADULT therapy in AKI patients with sepsis and acute respiratory distress syndrome.

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In July 2024 the U.S. Centers for Medicare & Medicaid Services (CMS) granted Category B coverage for certain expenses incurred by medical centers treating Medicare or Medicaid patients enrolled in the adult AKI trial.
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We expect to receive U.S. regulatory approval for the SCD for adults with AKI under a Premarket Approval (PMA) application in the first half of 2026, with the commercial product launch expected in the second half of 2026.

Additional SCD Indications

We continue to explore the application of our SCD technology across a range of indications involving dysregulated immune processes where proinflammatory activated neutrophils and monocytes may contribute to disease progression or severity, in both acute and chronic indications.

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In 2023 we received FDA Breakthrough Device Designation for the SCD for use in cardiorenal syndrome and hepatorenal syndrome.
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In April 2024 the National Institutes of Health awarded a $3.6 million grant to a consortium including SeaStar Medical to study the SCD in adult patients with severe chronic heart failure with acute decompensated heart failure that can lead to cardiorenal syndrome. We expect to receive approximately one-quarter of the grant amount for serving as the contract research organization for the trial, which can be leveraged for other indications. The study will be named NEUTRALIZE-CRS.

Scientific Publications and Presentations

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In May 2024 a manuscriptwas published in the peer-reviewed journal Transplantation Direct citing four case studies in which critically ill patients between the ages of 22 months and 71 years with multiorgan failure were successfully stabilized with SCD treatment, improving their clinical status prior to stem cell or liver transplant, or left ventricular assist device implantation.
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In June 2024 an articlewas published in the peer-reviewed journal Nature Scientific Reportsdescribing the mechanism of action of the SCD as an evolving approach to treating organ dysfunction arising from hyperinflammation and the subsequent cytokine storm by processing leukocytes in an extracorporeal circuit.
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In June 2024 the SCD was featured in two presentations at the 42nd Vicenza Course AKI-CRRT-ECOS and Critical Care Nephrologyconference.

Corporate Developments

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In June 2024 we announced that three new members had joined our Board of Directors, replacing two directors who did not stand for reelection at our 2024 Annual Meeting of Stockholders and one director who retired.
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In July 2024 we completed a registered direct offering priced at-the-market, raising gross proceeds of $10 million.

Second Quarter Financial Results

Research and development (R&D) expenses for the second quarter of 2024 were $2.3 million, compared with $2.0 million for the second quarter of 2023. The increase was primarily driven by higher clinical trial costs, partially offset by a reduction in external services expense. General and administrative (G&A) expenses for the second quarter of 2024 were $2.3 million, compared with $1.8 million for the second quarter of 2023, with the increase primarily due to higher accounting and legal fees and personnel costs.

Other expense for the second quarter of 2024 was $1.4 million, compared with $1.3 million for the second quarter of 2023. The increase was due primarily to an increase in gains from the change in the fair value of liability classified warrants partially offset by a gain from the decline in the fair value of the liability classified forward purchase agreement during the 2023 quarter, with the forward purchase agreement no longer a financial instrument during the 2024 quarter.

The net loss for the second quarter of 2024 was $3.2 million, or $1.03 per share on 3.2 million weighted-average shares outstanding. This compares with a net loss for the second quarter of 2023 of $2.4 million, or $4.10 per share on 0.6 million weighted-average shares outstanding.

Six Month Financial Results

R&D expenses for the first six months of 2024 were $4.0 million, compared with $3.7 million for the first six months of 2023. G&A expenses for the first six months of 2024 and 2023 were consistent at $4.6 million.

Other expense for the six months ended June 30, 2024 was $7.3 million, compared with $1.2 million for the six months ended June 30, 2023. The increase reflects a $6.1 million non-cash adjustment due to the change in fair value of liability classified convertible notes.

The net loss for the first six months of 2024 was $16.0 million, or $5.36 per share on 3.0 million weighted-average shares outstanding, compared with a net loss for the first six months of 2023 of $9.5 million, or $17.06 per share on 0.6 million weighted-average shares outstanding.

Including net proceeds of approximately $9.1 million from a registered direct offering completed in July 2024, the Company’s cash balance was approximately $6.9 million as of July 31, 2024, after reducing outstanding debt by $2.7 million during July 2024.

About the Selective Cytopheretic Device (SCD)

The SCD is a patented cell-directed extracorporeal device that employs immunomodulating technology to selectively target proinflammatory neutrophils and monocytes during continuous kidney renal therapy (KRT) and reduces the hyperinflammatory milieu including the cytokine storm that causes inflammation, organ failure and possible death in critically ill patients. Unlike pathogen removal and other blood-purification tools, the device is integrated with KRT hemofiltration systems to selectively target and transition proinflammatory monocytes to a reparative state and promote activated neutrophils to be less inflammatory. The SCD selectively targets the most highly activated proinflammatory neutrophils and monocytes. These cells are then returned back into the body through the blood, and the body is signaled to lower its inflammatory environment and focus on repair. This unique immunomodulation approach may promote long-term organ recovery and eliminate the need for future KRT, including dialysis.

About SeaStar Medical

SeaStar Medical is a commercial-stage medical technology company that is redefining how extracorporeal therapies may reduce the consequences of excessive inflammation on vital organs. SeaStar Medical’s novel technologies rely on science and innovation to provide life-saving solutions to critically ill patients. The Company is developing and commercializing cell-directed extracorporeal therapies that target the effector cells that drive systemic inflammation, causing direct tissue damage and secreting a range of pro-inflammatory cytokines that initiate and propagate imbalanced immune responses. For more information visit www.seastarmedical.com or visit us on LinkedIn or X.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, SeaStar Medical’s expectations with respect to the amount and timing of future QUELIMMUNE commercial sales; commercial acceptance of QUELIMMUNE; the ability of SCD to treat patients with AKI and other diseases; anticipated patient enrollment and the expansion of SeaStar Medical’s clinical trial sites; the expected regulatory approval process and timing; the timeline for commercialization of our products; and the ability of SeaStar Medical to meet the expected timelines. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside SeaStar Medical’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results include, but are not limited to: (i) the risk that SeaStar Medical may not be able to obtain regulatory approval of its SCD product candidates; (ii) the risk that SeaStar Medical may not be able to raise sufficient capital to fund its operations, including current or future clinical trials; (iii) the risk that SeaStar Medical and its current and future collaborators are unable to successfully develop and commercialize its products or services, or experience significant delays in doing so, including failure to achieve approval of its products by applicable federal and state regulators, (iv) the risk that SeaStar Medical may never achieve or sustain profitability; (v) the risk that SeaStar Medical may not be able to access funding under existing agreements; (vi) the risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations, (vii) the risk of product liability or regulatory lawsuits or proceedings relating to SeaStar Medical’s products and services, (viii) the risk that SeaStar Medical is unable to secure or protect its intellectual property, and (ix) other risks and uncertainties indicated from time to time in SeaStar Medical’s Annual Report on Form 10-K, including those under the “Risk Factors” section therein and in SeaStar Medical’s other filings with the SEC. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SeaStar Medical assumes no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

LHA Investor Relations

Jody Cain

(310) 691-7100

Jcain@lhai.com

Financial Tables to Follow

SeaStar Medical Holding Corporation

Condensed Consolidated Balance Sheets

(in thousands, except for share and per-share amounts)

	As of June 30, 2024	As of December 31, 2023
	(unaudited)
ASSETS
Current assets
Cash	$1,179	$176
Prepaid expenses	1,235	2,132
Total current assets	2,414	2,308
Other assets	1,053	1,205
Total assets	$3,467	$3,513

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$4,117	$4,372
Accrued expenses	2,258	1,523
Upfront payment for license agreement	—	100
Contract liabilities, current portion	112	—
Notes payable, net of deferred financing costs	3,140	565
Convertible notes, current portion	—	4,179
Liability classified warrants	303	2,307
Total current liabilities	9,930	13,046
Notes payable, net of deferred financing costs	—	4,143
Contract liabilities, net of current portion	438	—
Convertible notes, net of current portion	—	194
Total liabilities	10,368	17,383
Commitments and contingencies
Stockholders' deficit
Preferred stock - $0.0001 par value per share; 10,000,000 shares authorized at June 30, 2024 and December 31, 2023; no shares issued and outstanding at June 30, 2024 and December 31, 2023	—	—
Common stock - $0.0001 par value per share; 500,000,000 shares authorized; 3,221,104 and 1,904,611 shares issued and outstanding at June 30, 2024 and December 31, 2023, respectively	1	1
Additional paid-in capital	123,765	100,863
Accumulated deficit	(130,667)	(114,734)
Total stockholders' deficit	(6,901)	(13,870)
Total liabilities and stockholders' deficit	$3,467	$3,513

SeaStar Medical Holding Corporation

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except for share and per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023

Operating expenses
Research and development	$2,334	$1,981	$4,031	$3,711
General and administrative	2,335	1,769	4,588	4,620
Total operating expenses	4,669	3,750	8,619	8,331
Loss from operations	(4,669)	(3,750)	(8,619)	(8,331)
Other income (expense)
Interest income	25	—	25	—
Interest expense	(82)	(225)	(225)	(658)
Change in fair value of convertible notes	(387)	(100)	(6,145)	—
Change in fair value of warrants liability	1,880	723	(966)	759
Change in the fair value of the forward purchase agreement derivative liability	—	910	—	(1,308)
Total other income (expense), net	1,436	1,308	(7,311)	(1,207)
Loss before provision for income taxes	(3,233)	(2,442)	(15,930)	(9,538)
Provision for income taxes	3	5	3	5
Net loss	$(3,236)	$(2,447)	$(15,933)	$(9,543)
Net loss per share of common stock, basic and diluted	$(1.03)	$(4.10)	$(5.36)	$(17.06)
Weighted-average shares outstanding, basic and diluted	3,154,782	597,315	2,975,248	559,385

SeaStar Medical Holding Corporation

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands, except for shares and per-share amounts)

	Six Months Ended June 30,
	2024	2023

Cash flows from operating activities
Net loss	$(15,933)	$(9,543)
Adjustments to reconcile net loss to net cash used in operating activities
Amortization of deferred financing costs	57	23
Change in fair value of convertible notes (issued, converted and outstanding)	6,145	—
Change in fair value of forward purchase agreement derivative liability	—	1,308
Change in fair value of liability classified warrants (exercised and outstanding)	966	(759)
Stock-based compensation	475	1,060
Changes in operating assets and liabilities
Other receivables	—	12
Prepaid expenses	897	658
Other assets	152	—
Accounts payable	(255)	2,428
Accrued expenses	689	350
Other liabilities	495	—
Net cash used in operating activities	(6,312)	(4,463)

Cash flows from financing activities
Proceeds from issuance of convertible notes	979	5,000
Payment of convertible notes	(700)	(258)
Proceeds from issuance of shares	4,492	1,163
Proceeds from exercise of convertible note warrants	853	—
Proceeds of pre-funded warrants	3,766	—
Payment of commitment fee - equity line of credit	—	(500)
Proceeds from sale of recycled shares	—	1,870
Proceeds from notes payable	—	100
Payment of notes payable	(2,075)	(2,946)
Net cash provided by financing activities	7,315	4,429
Net increase / (decrease) in cash	1,003	(34)
Cash, beginning of period	176	47
Cash, end of period	$1,179	$13

Supplemental disclosure of cash flow information
Cash paid for interest	$439	$508
Exercise of liability classified warrants	$3,106	$—
Shares issued from conversion of convertible notes	$10,210	$—
Issuance of convertible note warrants	$586	$500